Exhibit VIII

NORDIC INVESTMENT BANK

Financial information

January–August 2012

(unaudited)

Nordic Investment Bank	Financial information January–August 2012

Table of contents

Key figures	3

Comments	4

Statement of comprehensive income	5

Statement of financial position	6

Changes in equity	7

Cash flow statement	8

11 October 2012

Nordic Investment Bank	Financial information January–August 2012

Key figures

(in EUR million unless otherwise noted)	Aug 2012*	Aug 2011*	Dec 2011
Net interest income	165	153	228
Profit/loss	162	124	194
Loans disbursed	1,190	973	1,946
Loans agreed	1,490	1,438	2,608
Loans outstanding	14,817	13,623	14,153
Guarantee commitments	4	8	4
New debt issues	2,831	2,055	2,887
Debts evidenced by certificates	20,998	17,464	18,433
Total assets	27,072	22,865	23,802
Equity/total assets (%)	9.7	10.4	10.3
Profit/average equity (%)	9.5	8.0	8.2
Number of employees (persons)	179	177	178

*   Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2011 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2012

Comments

NIB’s financial figures January–August 2012

The sovereign debt crisis in the euro area continues to be the main concern for the global financial markets. High uncertainty negatively affects current economic and investment activity, and dampens their prospects in the euro area as well as in the Bank’s member area.

As of August 2012, the Bank realigned its lending operations into new sectoral divisions and streamlined its organisation to improve operational efficiency. The origination of loans and management of client relationships is now being handled by five industry groups: Financial Intermediaries & SMEs, Energy & Environment, Infrastructure & Telecom, Heavy Industry & Mechanical Engineering, and Consumer Goods & Services.

These changes are also aimed to further integrate mandate considerations in the Lending department that now includes a unit dealing with rating potential loan-takers’ compliance with the Bank’s mandate.

NIB’s operational results for January–August 2012 in terms of profit amounted to EUR 162 million, which was EUR 38 million higher compared to the same period a year ago. The profit increased on the basis of a higher net interest income and due to positive valuations on financial instruments in the Treasury portfolios.

During the period, NIB’s lending activities continued on a steady path. The total amount of loans outstanding increased to EUR 14.8 billion, compared to EUR 13.6 billion on end-August a year before. The amount of loans disbursed during the period increased to EUR 1.2 billion, (EUR 973 million in January-August 2011). Loans were provided for projects within the sectors of power generation and supply, renewable energy, sustainable transport infrastructure, research and development and in other sectors. Loan impairment charge for the period amounted to EUR 23.2 million*.

During the first eight months of the year, NIB closed twenty funding transactions, totalling EUR 2.8 billion. In late January, NIB launched a 5-year global USD 1.25 billion benchmark issue. In August, NIB issued its second NIB Environmental Bond, a 20-year security, totalling SEK 500 million. The bond was issued as a private placement addressed towards the Nordic market.

Henrik Normann

President and CEO

* Due to increased uncertainty in the economic environment, NIB has increased its provisions for impairments, even though the Bank has no realised credit losses for the period.

Nordic Investment Bank	Financial information January–August 2012

Statement of comprehensive income

EUR 1,000

	Jan–Aug 2012*	Jan–Aug 2011*	Jan–Dec 2011

Interest income	341,120	322,480	499,642
Interest expense	-176,311	-169,413	-271,189

Net interest income	164,810	153,067	228,452

Commission income and fees received	6,768	5,451	10,310
Commission expense and fees paid	-1,738	-1,603	-2,203
Net profit/loss on financial operations	39,017	10,510	7,575
Foreign exchange gains and losses	1,026	-1,514	-653

Operating income	209,882	165,912	243,483

Expenses
General administrative expenses	22,574	21,907	32,955
Depreciation	2,358	2,748	4,048
Impairment of loans	23,173	17,575	12,442

Total expenses	48,105	42,230	49,446

PROFIT/LOSS FOR THE PERIOD	161,777	123,681	194,037

Total comprehensive income	161,777	123,681	194,037

* Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2011 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2012

Statement of financial position

EUR 1,000		31 Aug 2012*	31 Aug 2011*	31 Dec 2011
ASSETS

Cash and cash equivalents		3,756,698	2,119,553	2,414,954

Financial placements
Placements with credit institutions		4,083	17,478	3,517
Debt securities		5,222,354	4,478,704	4,343,767
Other		27,545	29,809	25,508

		5,253,981	4,525,991	4,372,792
Loans outstanding		14,816,936	13,622,932	14,152,905
Intangible assets		4,679	4,617	4,560
Tangible assets, property and equipment		30,300	31,122	30,806

Other assets
Derivatives		2,777,755	2,166,230	2,420,570
Other assets		34,742	32,474	38,625

		2,812,496	2,198,704	2,459,195
Payments to the Bank’s reserves, receivable		1,320	3,960	2,640
Accrued interest and fees receivable		395,673	358,314	363,687

TOTAL ASSETS		27,072,084	22,865,193	23,801,539

LIABILITIES AND EQUITY
Liabilities

Amounts owed to credit institutions
Short-term amounts owed to credit institutions		2,017,935	1,089,154	1,495,517
Long-term amounts owed to credit institutions		66,153	145,977	101,666

		2,084,087	1,235,130	1,597,183
Debts evidenced by certificates
Debt securities issued		20,922,459	17,323,673	18,359,521
Other debt		75,869	140,729	73,200

		20,998,328	17,464,402	18,432,721
Other liabilities
Derivatives		1,056,779	1,495,775	1,025,842
Other liabilities		11,211	12,492	9,942

		1,067,989	1,508,267	1,035,785

Accrued interest and fees payable		303,430	271,278	279,378

Total liabilities		24,453,835	20,479,077	21,345,067

Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302
Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve	685,005
General Credit Risk Fund	955,626
Special Credit Risk Fund PIL	395,919
	2,036,551	2,036,551	1,839,873	1,841,193
Payments to the Bank’s reserves, receivable		1,320	3,960	2,640
Profit/loss for the period		161,777	123,681	194,037

Total equity		2,618,249	2,386,117	2,456,472

TOTAL LIABILITIES AND EQUITY		27,072,084	22,865,193	23,801,539

* Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2011 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2012

Changes in equity*

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and Credit Risk funds	Appropriation to dividend payment	Other value adjustments**	Profit/loss for the period	Total

Equity at 31 December 2010	418,602	683,046	550,756	395,919	5,280	0	-2,780	210,832	2,261,656

Appropriations between reserve funds**		-2,000	210,832				2,000	-210,832	0
Paid-in capital									0

Called in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0

Comprehensive income for the period 1/1–31/8/2011**							779	123,681	124,460

Equity at 31 August 2011	418,602	682,365	761,589	395,919	3,960	0	0	123,681	2,386,117

Appropriations between reserve funds									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0

Comprehensive income for the period 1/9–31/12/2011								70,356	70,356

Equity at 31 December 2011	418,602	683,685	761,589	395,919	2,640	0	0	194,037	2,456,472

Appropriations between reserve funds			194,037					-194,037	0

Paid-in capital									0

Called in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0

Comprehensive income for the period 1/1–31/8/2012								161,777	161,777

Equity at 31 August 2012	418,602	685,005	955,626	395,919	1,320	0	0	161,777	2,618,249

* Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2011 and the notes thereto.

** Other value adjustments have been moved from the available for sale portfolio to the statutory reserve on 1 May 2011 when IFRS 9 was implemented regarding the classification of financial assets.

Nordic Investment Bank	Financial information January–August 2012

Cash flow statement

EUR 1,000

	Jan-Aug 2012*	Jan-Aug 2011*	Jan-Dec 2011
Cash flows from operating activities
Profit/loss from operating activities	161,777	123,681	194,037

Adjustments:
Unrealised gains/losses of financial assets held at fair value	-48,292	-7,544	-11,223
Impairment of bonds held at amortised cost		3,119	11,819
Depreciation and write-down in value of tangible and intangible assets	2,358	2,748	4,048
Change in accrued interest and fees (assets)	-31,985	13,658	8,427
Change in accrued interest and fees (liabilities)	24,052	-23,024	-14,925
Impairment of loans	23,173	17,575	12,442
Adjustment to hedge accounting	2,397	-1,005	1,574
Other adjustments to the period’s profit	-1,139	-24	-37

Adjustments, total	-29,436	5,503	12,126

Lending
Disbursements of loans	-1,190,142	-972,872	-1,946,500
Repayments of loans	873,988	977,146	1,835,279
Capitalisations, redenominations, index adjustments etc.	309	-770	-846
Transfer of loans to claims in other assets	2,854	7,972	7,972
Exchange rate adjustments	-293,460	207,554	-100,179

Lending, total	-606,451	219,031	-204,274

Cash flows from operating activities, total	-474,110	348,215	1,889

Cash flows from investing activities

Placements and debt securities
Purchase of debt securities	-2,308,220	-1,566,257	-2,082,224
Sold and matured debt securities	1,512,702	2,126,966	2,830,234
Placements with credit institutions	-566	112,784	126,745
Other financial placements	-3,284	-3,189	-751
Exchange rate adjustments etc.	-17,853	48,306	-2,575

Placements and debt securities, total	-817,221	718,611	871,430

Other items
Acquisition of intangible assets	-1,299	-1,027	-1,655
Acquisition of tangible assets	-673	-414	-712
Change in other assets	1,459	-2,902	-4,979

Other items, total	-513	-4,342	-7,346

Cash flows from investing activities, total	-817,734	714,269	864,084

Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	2,830,543	2,054,650	2,886,621
Redemptions	-1,109,826	-3,537,454	-4,632,648
Exchange rate adjustments	568,383	-870,331	416,864

Debts evidenced by certificates, total	2,289,099	-2,353,135	-1,329,163

Other items
Long-term placements from credit institutions	-35,513	1,847	-42,464
Change in swap receivables	-199,823	354,862	33,463
Change in swap payables	54,820	361,976	-209,510
Change in other liabilities	1,268	6,676	4,127
Paid-in capital and reserves	1,320	1,320	2,640

Other items, total	-177,928	726,680	-211,744

Cash flows from financing activities, total	2,111,171	-1,626,454	-1,540,907

CHANGE IN NET LIQUIDITY	819,327	-563,971	-674,934

Opening balance for net liquidity	919,437	1,594,370	1,594,370

Closing balance for net liquidity	1,738,764	1,030,400	919,437

Additional information to the statement of cash flows
Interest income received	309,135	336,237	508,025
Interest expense paid	-152,259	-192,437	-286,114

The cash flow statement has been prepared using the indirect method, and the cash flow items cannot be directly concluded from the statements of financial positions.

* Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2011 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2012

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int